Proxy Voting/Class Action Litigation

Background

An investment adviser has a duty of care and loyalty to its clients with respect to monitoring corporate events and exercising proxy authority in the best interests of such clients. Standpoint will adhere to Rule 206(4)-6 of the Advisers Act and all other applicable laws and regulations in regard to the voting of proxies.

Policies and Procedures

Standpoint has the authority to vote proxies with respect of securities in client accounts ("Client Securities") over which the Company has voting discretion. In such cases, the Company will cast proxy votes in a manner that is consistent with the best interests of the Company's clients. These policies and procedures are designed to deal with the complexities which may arise in cases where the Company's interests conflict or appear to conflict with the interests of its clients and to communicate to clients the methods and rationale whereby the Company exercises proxy authority. This document is available to any client upon request. Standpoint will also make available the record of the Company's votes promptly upon request.

Unless contractually obligated to vote in a certain manner, the Company will reach its voting decisions independently, after appropriate investigation. It does not generally intend to delegate its decision making or to rely on the recommendations of any third party, although it may take such recommendations into consideration. Where the Company deviates from the guidelines listed below, or depends upon a third party to make the decision, the reasons shall be documented. Standpoint may consult with such other experts, such as CPA's, investment bankers, attorneys, etc., as it deems necessary to help reach informed decisions.

The CCO is responsible for monitoring the effectiveness of this policy.

Standpoint generally will monitor proposed corporate actions and proxy issues regarding client securities and may take any of the following actions based on the best interests of its clients: (i) determine how to vote the proxies; (ii) abstain; or (iii) follow the recommendations of an independent proxy voting service in voting the proxies.

In general, the Company will determine how to vote proxies based on reasonable judgment of the vote most likely to produce favorable financial results for its clients. Proxy votes generally will be cast in favor of proposals that maintain or strengthen the shared interests of shareholders and management, increase shareholder value, maintain or increase shareholder influence over the issuer's board of directors and management, and maintain or increase the rights of shareholders. Proxy votes generally will be cast against proposals having the opposite effect. The Company will always consider both sides of each proxy issue.

Non-Voting of Proxies

Standpoint will generally not vote proxies in the following situations:

●	Proxies are received for equity securities where, at the time of receipt, the Company's position, across all clients that it advises, is less than, or equal to, 1% of the total outstanding voting equity (an "immaterial position"); or

●	Proxies are received for equity securities where, at the time of receipt, the Company's clients no longer hold that position.

68

Effective September 9, 2019

Management Proposals

Absent good reason to the contrary, the Company will generally give substantial weight to management recommendations regarding voting. This is based on the view that management is usually in the best position to know which corporate actions are in the best interests of common shareholders as a whole.

Standpoint will generally vote for routine matters proposed by issuer management, such as setting a time or place for an annual meeting, changing the name or fiscal year of the company, or voting for directors in favor of the management proposed slate. Other routine matters in which the Company will generally vote along with company management include: appointment of auditors, fees paid to board members, and change in the board structure. The Company will generally vote along with management as long as the proposal does not: i) measurably change the structure, management, control or operations of the company; ii) measurably change the terms of, or fees or expenses associated with, an investment in the company; and (iii) the proposal is consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the company.

Non-Routine Matters

Non-routine matters include such things as:

●	Amendments to management incentive plans;

●	The authorization of additional common or preferred stock;

●	Initiation or termination of barriers to takeover or acquisition;

●	Mergers or acquisitions;

●	Changes in the state of incorporation;

●	Corporate reorganizations;

●	Term limits for board members; and

●	"Contested" director slates.

In non-routine matters, the Company will attempt to be generally familiar with the questions at issue. Non-routine matters will be voted on a case-by-case basis given the complexity of many of these issues.

Processing Proxy Votes

The CCO will be responsible for determining whether each proxy is for a "routine" matter, as described above, and whether the policy and procedures set forth herein actually address the specific issue. For proxies that are not clearly "routine", the Company, in conjunction with the CCO, will determine how to vote each such proxy by applying these policies and procedures. Upon making a decision, the proxy will be executed and returned for submission to the issuer. Standpoint's proxy voting record will be updated at the time the proxy is submitted.

An independent proxy voting advisory and research firm may be appointed as a "Proxy Service" for voting the Company's proxies after approval by the CCO.

An advisor to a RIC is required to disclose each year how they vote proxies relating to portfolio securities they hold. Not later than August 31st of each year, a mutual fund must file with the SEC a report known as Form N-PX, containing the fund's complete proxy voting record for the most recent 12- month period ended June 30th. An adviser to a RIC shall disclose the following Form N-PX information for each matter relating to a portfolio security considered at a shareholder meeting and on which the fund is entitled to vote:

●	the name of the issuer of the portfolio security;

69

Effective September 9, 2019

●	the exchange ticker symbol of the portfolio security;

●	the Committee on Uniform Security Identification Procedures ("CUSIP") number for the portfolio security;

●	the shareholder meeting date;

●	a brief identification of the matter voted on;

●	whether the matter was proposed by the issuer or a security holder;

●	whether the fund cast its vote on the matter;

●	how the fund cast its vote (for example, for or against the proposal, or abstain; for or withhold regarding election of directors); and

●	whether the fund cast its vote for or against management.

Standpoint uses a third party service provider to assist with voting proxies and coordinating information from each RIC's Fund Administrator in the preparation and filing of Form N-PX required filing, 60 days of June 30th.

Conflicts of Interest

Conflicts of interest between the Company or a principal of the Company and the Company's clients with respect to a proxy issue conceivably may arise, for example, from personal or professional relationships with an issuer or with the directors, candidates for director, or senior executives of an issuer.

Potential conflicts of interest between the Company and its clients may arise when the Company's relationships with an issuer or with a related third party actually conflict, or appear to conflict, with the best interests of the Company's clients.

If the issue is specifically addressed in these policies and procedures, the Company will vote in accordance with these policies. In a situation where the issue is not specifically addressed in these policies and procedures and an apparent or actual conflict exists, the Company shall either: i) delegate the voting decision to an independent third party; ii) inform clients of the conflict of interest and obtain advance consent of a majority of such clients for a particular voting decision; or iii) obtain approval of a voting decision from the Company's CCO, who will be responsible for documenting the rationale for the decision made and voted.

In all such cases, the Company will make disclosures to clients of all material conflicts and will keep documentation supporting its voting decisions.

Class Action Lawsuits

From time to time, securities held in the accounts of clients will be the subject of class action lawsuits. Standpoint has no obligation to determine if securities held by the client are subject to a pending or resolved class action lawsuit. It also has no duty to evaluate a client's eligibility or to submit a claim to participate in the proceeds of a securities class action settlement or verdict. Furthermore, the Company has no obligation or responsibility to initiate litigation to recover damages on behalf of clients who may have been injured because of actions, misconduct, or negligence by corporate management of issuers whose securities are held by clients.

Where the Company receives written or electronic notice of a class action lawsuit, settlement, or verdict directly relating to a client account, it will forward all notices, proof of claim forms, and other materials, to the client. Electronic mail is acceptable where appropriate if the client has authorized contact in this manner.

70

Effective September 9, 2019